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Exhibit 21

SUBSIDIARIES

Direct Subsidiaries

Subsidiary	Jurisdiction of Organization
Communications & Power Industries, Inc.	Delaware

Indirect Subsidiaries

Subsidiary	Jurisdiction of Organization	Direct Parent
CPI Subsidiary Holdings Inc.	Delaware	Communications & Power Industries, Inc.
Econco Broadcast Service, Inc.	California	Communications & Power Industries, Inc.
Malibu Research Associates, Inc.	California	Communications & Power Industries, Inc.
Communications & Power Industries International Inc.	Delaware	CPI Subsidiary Holdings Inc.
Communications & Power Industries Asia Inc	Delaware	CPI Subsidiary Holdings Inc.
Communications & Power Industries Canada Inc.	Ontario, Canada	CPI Subsidiary Holdings Inc.
Communications & Power Industries Europe Limited	England and Wales	CPI Subsidiary Holdings Inc.
Communications & Power Industries Italia S.r.L.	Italy	CPI Subsidiary Holdings Inc.
Communications & Power Industries Australia Pty Limited	Australia	CPI Subsidiary Holdings Inc.

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  Exhibit 21
SUBSIDIARIES